Exhibit (i)

[VEDDER, PRICE, KAUFMAN & KAMMHOLZ LETTERHEAD]
                                                               February 25, 2003



Scudder Equity Trust
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Scudder Equity Trust (the "Fund") in connection with the public offering from time to time of units of beneficial interest, $.01 par value of Class A, Class B and Class C shares ("Shares"), in the Scudder - Dreman Financial Services Fund (the "Portfolio").

         Prior to the Fund's filing of Post-Effective Amendment No. 10 to the Registration Statement, the Fund was counseled by Dechert. Effective January 15, 2003, we were appointed counsel to the Fund, and in such capacity have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming  that the Fund's  Declaration  of
Trust dated January 6, 1998,  the  Certificate  of Amendment of  Declaration  of
Trust dated May 23, 2001, the Establishment and Designation of Series of Beneficial Interest dated January 6, 1998, the Establishment and Designation of Classes of Shares of Beneficial Interest dated January 6, 1998, the Redesignation of Series dated May 23, 2001, and the By-Laws of the Fund adopted January 6, 1998 and amended November 29, 2000 and November 20, 2002, are presently in full force and effect and have not been further amended in any material respect and that the resolutions adopted by the Board of Trustees of the Fund on January 6, 1998, January 21, 1998, November 29, 2000, May 23, 2001, and November 20, 2002 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any material respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolio; and (b) upon the issuance of the Shares subject to said Post-Effective Amendment in accordance with the Fund's Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-

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Scudder Equity Trust
February 25, 2003
Page 2



sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares will be validly issued, fully paid and nonassessable.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or the Portfolio. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or the Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Declaration of Trust provides for indemnification out of the property of the Portfolio for all loss and expense of any shareholder of the Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                   Very truly yours,

                                   /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                   VEDDER, PRICE, KAUFMAN & KAMMHOLZ

RJM/DAS